Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

JOURNAL OF AMERICAN COLLEGE OF CARDIOLOGY PUBLISHES POSITIVE

FINDINGS ON GENERX NOW IN PHASE 3 FOR HEART DISEASE

SAN DIEGO, CA – August 28, 2007 – Cardium Therapeutics (AMEX: CXM) announced that positive findings from pooled by-patient analysis of the AGENT-3 and AGENT-4 Phase 2b/3 clinical trials will be published in the September 11, 2007 issue of the Journal of the American College of Cardiology (JACC) and is now available online. Among the findings reported, a pre-specified analysis showed significant improvements in multiple clinical measures of heart disease among women who received Generx™ (alferminogene tadenovec, Ad5FGF-4) as compared to women in the placebo control group. Generx is being developed as a potential treatment for men and women with myocardial ischemia (insufficient blood flow within the heart muscle) and associated angina due to coronary heart disease and represents a new therapeutic class of cardiovascular biologics. Generx is designed to promote angiogenesis, a natural process of blood vessel growth within the heart muscle, following a one-time intracoronary infusion from a standard cardiac infusion catheter. The Company recently announced that the FDA had granted Fast Track designation to Generx.

“The AGENT clinical studies have involved more than 650 patients with heart disease in four double-blinded, placebo-controlled clinical studies at over 100 medical centers in the U.S. and internationally. This represents the most advanced clinical program to develop a new non-surgical alternative for the potential disease-modifying treatment of millions of patients suffering from recurrent angina,” stated Christopher J. Reinhard, Chairman and CEO of Cardium. “The Generx product candidate is now the first and only angiogenic DNA-based approach in Phase 3 clinical development designed to treat this large and growing medical condition. As a result of these efforts, we now have (1) the largest safety database for a cardiovascular DNA-based therapeutic; (2) a mechanism of action study confirming angiogenic response, as measured by myocardial perfusion, in men and women; (3) evidence suggestive of a dose response; (4) a measurable and durable treatment effect; and (5) a concordance of positive results across multiple important measures of treatment effects in women with coronary heart disease. These findings served as the basis for Cardium’s current Phase 3 AWARE clinical study, which is now underway and is expected to enroll 300 women at up to 50 U.S. medical centers. With the completion of the AWARE study, nearly 1,000 patients will have participated in Generx clinical studies involving approximately 60 percent men and 40 percent women.”

Findings of the AGENT Studies

The most recent article related to the AGENT studies, entitled “Effects of Ad5FGF-4 in Patients with Angina: An Analysis of Pooled Data from the AGENT-3 and AGENT-4 Trials”, will be published in the September 11, 2007 issue of the Journal of the American College of Cardiology (JACC) and is now available online at JACC and on the Company’s website at

http://www.cardiumthx.com/flash/pdf/JACC_AGENT_3_4.pdf. The pooled analysis used original patient data compiled from two concurrent and nearly identical double-blind, placebo-controlled clinical studies that randomized angina patients to either placebo, low dose or high dose of Generx. These two large-scale trials enrolled 532 patients at approximately 100 medical centers throughout the United States (AGENT-3) and internationally (AGENT-4).

The current JACC publication, which describes an analysis of pooled pre-specified subgroups, reported statistically significant positive treatment effects in a number of different measures of heart disease among women in the AGENT-3 and AGENT-4 studies (n=76). Concordance of multiple significant improvements was observed with the high dose of Generx, effects that were maintained even six months after the one-time intracoronary infusion. These positive findings included: (1) an increase in overall time on the exercise treadmill test or ETT, which is a measure of exercise capacity; (2) an increase in exercise time to 1 mm ST-segment depression on electrocardiogram or ECG, which is related to reduction of underlying myocardial ischemia; and (3) a decrease in severity of angina (Canadian Cardiovascular Society or CCS Class). Each of these positive effects was statistically significant as compared to placebo at both the three and six month evaluation endpoints for the high dose group (all of which exhibited probability or “p values” ranging from p<0.01 to p<0.05). There were also statistically significant improvements (p<0.05) in some of these measures within the low dose group, including ETT at three and six months, time to ST-segment depression at six months, and CCS Class at twelve months. Even after applying theoretical statistical penalty adjustments for subgroup analyses, the effects on the primary endpoint in women remained statistically significant (p<0.017) for the high dose group, and the statistically significant difference between patients receiving Generx versus placebo was sustained at six months.

The durability of positive effects was further evidenced by the significant improvement observed in women at one year following administration with respect to CCS angina class (the efficacy endpoint followed up for an extended period), a difference that was significant for both the high dose group (p<0.017) and the low dose group (p<0.05). Additional positive findings came from observations of long-term safety data. In particular, the studies showed that over several years of patient follow-up for safety, there was a statistically significant lower incidence of worsening angina among all patients (including both men and women) that had received Generx as compared to patients that had received placebo (p=0.04).

In the JACC article, the authors concluded that, “Treatment of women with angina presents a challenging problem considering the underutilization of invasive therapy and the nearly double standardized mortality ratios in women compared to men. Management of angina in these patients represents an unmet clinical need that is increasingly becoming one of the most pressing issues in healthcare, particularly among the aging population. The potential importance of a gender-specific angiogenic response on the clinical treatment of CAD [coronary artery disease] is substantial and deserves further investigation in adequately powered clinical trials.”

Among other findings of the AGENT studies, a higher placebo response was observed among healthier patients with respect to exercise treadmill testing, an effect that may be accentuated by accompanying exercise or lifestyle changes. The occurrence of such a placebo response, particularly one affecting exercise capacity, tends to limit or mask potential drug effects among more exercise-competent subgroups when using tests such as the exercise treadmill. In line with those observations, additional analyses of the AGENT-3 and AGENT-4 studies showed that among a subgroup of patients, particularly men who were younger and more capable of exercise, there was a substantial placebo response observed on ETT. Among women, who have generally been under-represented in cardiovascular clinical trials despite a high incidence of heart disease, the observed placebo response was substantially less and the observed treatment effect was correspondingly greater. Among all patients (including both men and women) over the age of 55, when patients were more exercise-limited to begin with, the placebo response was relatively limited. Importantly, the group of exercise-limited patients that had received Generx experienced a substantial improvement in exercise time on ETT whereas the placebo group did not, a difference that was both statistically significant and maintained over time. In the AGENT trials, the women tended to have more severe angina (as evidenced by CCS class) and were also on significantly more medications, both suggestive of a more severe disease which may have limited the extent of exercise training.

These and other findings led the U.S. Food and Drug Administration (FDA) to agree to the use of change from baseline in exercise time to 1 mm ST-segment depression on ECG as the primary endpoint for Cardium’s Phase 3 AWARE study. Time to ST-segment depression is a more direct measure of underlying myocardial ischemia and is believed to be much less subject to a placebo response. As reported in the recent JACC publication, among women who had received the high dose of Generx in the AGENT-3 and AGENT-4 studies, the improvement in time to ST-segment depression was both statistically significant (p<0.017) and sustained for at least 6 months following one-time administration. The secondary endpoints of the Phase 3 AWARE study include an additional objective measure of improved myocardial blood flow within the affected heart muscle, namely adenosine SPECT imaging (single photon emission computed tomography), which was the subject of the AGENT-2 study reported below, as well as improvements in other measures of angina.

In 2003, positive results from the AGENT-2 clinical study were published in JACC, A Randomized, Double-Blind, Placebo-Controlled Trial of Ad5FGF-4 Gene Therapy and its Effect on Myocardial Perfusion in Patients with Stable Angina (Grines et al., J Am Coll Cardiol 2003; 42:1339-47 - www.cardiumthx.com/flash/pdf/JACC_AGENT2.pdf). AGENT-2 was a mechanism of action study designed to evaluate the potential for Generx to stimulate a therapeutic angiogenic effect as measured by myocardial blood flow using SPECT imaging to determine adenosine stress-induced left ventricular reversible perfusion defect size. Generx was well tolerated in this study that enrolled 52 patients (men and women) with reversible ischemia of >9%, with no adverse sequelae. As noted in the publication, the mean change observed in Generx-treated patients was a 4.2% absolute reduction (which represents a 20% relative reduction) in the reversible perfusion defect size from baseline at eight weeks (p<0.001), while the placebo group showed only a 1.6% absolute reduction from baseline (not significant). The observed treatment effect for men and women receiving Generx in the AGENT-2 clinical study was similar in magnitude to that reported in the literature for patients undergoing mechanical revascularization procedures, such as coronary bypass graft surgery or angioplasty with perfusion defects of comparable size at one year following these procedures.

Phase 3 AWARE Study

AWARE (Angiogenesis in Women with Angina pectoris who are not candidates for Revascularization) is a Phase 3 clinical trial to evaluate the therapeutic effects of Generx™ for the potential treatment of myocardial ischemia. The randomized, placebo-controlled, double-blind trial, is planned to enroll approximately 300 women with recurrent stable angina pectoris who are not candidates for revascularization and who are receiving optimal drug therapy. The primary endpoint is the improvement in time to onset of electrocardiogram changes diagnostic of myocardial ischemia during exercise treadmill testing at six months following administration. The secondary endpoints are improvement in myocardial blood flow within the affected heart muscle measured by adenosine SPECT imaging, as well as improvements in other measures of angina. The AWARE study is expected to include up to 50 U.S. clinical centers. Enrollment criteria, participating sites and other information about the AWARE trial can be found at http://www.clinicaltrials.gov/ct/show/NCT00438867.

Cardium’s therapeutic approach to the treatment of myocardial ischemia associated with coronary heart disease has been the focus of the most widely-conducted clinical studies for Angiogenic Gene Therapy (AGENT-1 through AGENT-4), which involved 663 patients at more than 100 U.S., European and other international medical centers. Generx represents the first and only DNA-based cardiovascular therapeutic to be advanced to Phase 3, and the Company believes it to be the only current Phase 3 product candidate for the potential treatment of patients with stable angina, a chronic medical condition affecting millions of patients in the U.S. and worldwide.

About Women and Heart Disease

An estimated 7.2 million American women are currently living with coronary heart disease and more than 4.6 million women suffer from angina. The American Heart Association reports that more women’s lives are claimed annually by cardiovascular disease than by the next five leading causes of death combined (all cancers, chronic obstructive pulmonary disease (COPD), Alzheimer’s, diabetes and accidents). Despite these stark statistics, surveys indicate that nearly half of women are not aware that heart disease is the leading cause of death among women, and only 20 percent were aware that heart disease as the greatest health problem facing women today. Observed differences between men and women with coronary heart disease are not fully understood. Some researchers believe the differences may be the result of microvascular disease, the narrowing or stiffening of the smaller arteries and arterioles that nourish the heart. While microvascular disease is believed to affect both men and women with coronary heart disease, the prevalence is higher in women and in patients with diabetes.

About Generx

Generx™ (alferminogene tadenovec, Ad5FGF-4) is the lead product candidate in a new class of cardiovascular biologics that is being developed to leverage the body’s natural healing processes in response to repeated ischemic stress (insufficient blood flow and myocardial oxygen supply due to coronary heart disease). The natural biologic response to repeated transient ischemia is angiogenesis, the growth of new collateral blood vessels, which is orchestrated by a complex and incompletely understood cascade involving many growth factors. These newly-formed vessels can effectively augment blood flow and oxygen delivery to parts of the patient’s heart downstream from a blockage in a coronary artery. In many patients however, including those with recurrent angina, coronary collateral vessel formation is insufficient to meet the heart’s needs during stress. Currently available anti-anginal drugs, which may provide symptomatic relief, are generally designed to alter the oxygen demand of the heart muscle or dilate vessels to temporarily relieve angina. Generx is designed to be a disease-modifying angiogenic therapeutic to promote the heart’s natural response to ischemia through the growth of new blood vessels to increase blood flow within the heart muscle.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. Cardium’s lead product candidate, Generx (alferminogene tadenovec, Ad5FGF-4), is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its recent 2006 Annual Report at www.cardiumthx.com/flash/pdf/2006CardiumAnnualReport.pdf.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including InnerCool’s Celsius Control System™, which has received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

Cardium’s Tissue Repair Company subsidiary (TRC) is a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Excellarate will be evaluated in a Phase 2b study (MATRIX) which is expected to commence in the third quarter 2007. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in one clinical study will be reproduced in subsequent studies, that our clinical trials can be initiated and conducted in a timely and effective manner, that clinical trials and other efforts to accelerate the development of our Generx™ product candidate will be successful, that necessary regulatory approvals will be obtained, that our actual or proposed products and treatments will prove to be sufficiently safe and effective, that competing products will not be safer, more effective or less expensive, that third parties on whom we depend will perform as anticipated, or that our products or product candidates will lead to value enhancing or partnering opportunities. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of therapeutic product candidates, risks and uncertainties that are inherent in the conduct of human clinical trials, including the cost, timing and results of such trials, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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